Exhibit 99.2

Transcript of Conference

Call Held on

November 10, 2006

[Moderator]: Good morning, and welcome to Protection One’s conference call to review the Company’s 2006 third quarter results.  By now, you should have received a copy of the earnings press release.  If you have not received a copy, please call Andrea Bailey at (785) 856-9368 and she will fax or e-mail you a copy. The release also is available through the “Investor Relations” section of the Company’s Web site at www.ProtectionOne.com.

Before we begin, please note that the following live broadcast by Richard Ginsburg, Protection One’s President and CEO, and Darius Nevin, the Company’s Executive Vice President and CFO, is copyrighted to Protection One.  In addition, the Company’s remarks today that are not historical facts may be “forward-looking statements” that involve risks and uncertainties.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Actual results may differ materially from those projected, implied or anticipated by the Company’s forward-looking statements as a result of numerous factors.  For a discussion of the factors that could cause actual results to differ, see the Company’s Annual Report on Form 10-K and Form 10K/A for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which the Company will file on Tuesday, November 14th. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this call.

During today’s call, the Company will provide alternative views of its earnings results that do not conform to generally accepted accounting principles. The Company believes that these alternative views will enhance the understanding of its performance.  The Company has provided schedules that reconcile these non-GAAP views with its reported results on a GAAP basis as part of its earnings press release, which, again, is available through the “Investor Relations” section of the Company’s Web site, www.ProtectionOne.com.

An on-line rebroadcast of this webcast also will be available today at approximately 1:00 p.m. Eastern Time through the “Investor Relations” section of the Company’s Web site or by calling 888-203-1112.  The replay passcode is 4616814.

And now let me turn things over to Richard…

[Richard Ginsburg]: Thank you and good morning everyone.

I am pleased to welcome all of you to our call this morning.  I sincerely appreciate the interest the investment community has shown in Protection One and especially your participation in these quarterly calls.

I am going to review our operating accomplishments during the third quarter and then will turn the call over to Darius Nevin, who as you all know is our Chief Financial Officer, who will review our financial results.

Over the course of our calls, I hope that we have made clear our focus on our retail field operations group, which is responsible for about 80% of our nearly $20million RMR, and that group’s efforts to build our commercial capabilities.  This retail field operations group again delivered strong growth in RMR adds.  Our internal retail sales group created $536,000 of retail RMR in the third quarter, 8% more than we created in the third quarter of 2005.  And, in the first nine months of 2006, we created $1.6 million of retail RMR, 11% more than we did in 2005.   Consistent with prior quarters, we continue to add this organically created RMR at creation multiples lower than if we were to purchase these accounts at current market prices.

As we did last quarter, let’s look at retail additions in more depth to see where the growth is actually coming from.  We created $205,000 of commercial RMR, 38% of the total retail RMR we created in the quarter compared to 33% one year ago.  On a year-over-year basis, we created 26% more commercial RMR in the quarter just ended compared to the third quarter of 2005.  As a result, our portfolio of commercial RMR on September 30, 2006 was 8% more than one year ago.  We continue to be encouraged by the interest being shown in our services by very attractive commercial prospects, and the commercial team is doing a fine job here.

Retail RMR cancellations in this quarter and on a trailing twelve month basis were level with RMR cancellations one year ago.  These results exclude cancellations from the impact of Hurricane Katrina and related reactivations.  As everyone who follows our company knows, the path to growth is increasing RMR additions while holding flat or restraining the increase in RMR cancellations.  So far so good this year.

As a result of improved additions, pricing power, and flat cancellations, RMR as of September 30, 2006 in our Protection One Monitoring unit, which includes both retail and wholesale operations, increased by approximately $300,000 compared to one year ago.

In contrast, our Network Multifamily reporting unit netted a decrease of about $20,000 RMR in the quarter, but that business unit is making progress in many areas as its prime market of rental MDUs expands.

Our press release includes details on site attrition.  Please note that our trailing twelve month retail attrition was 12.7%, unchanged compared to one year earlier.   These results were calculated without the benefit of move-in accounts and excluding the impact of Hurricane Katrina.

Net of move-in accounts, our trailing twelve month retail attrition moved up slightly to 10.4% in 2006, compared to 10.2% in 2005.  Like our peers, we are seeing the positive impact on attrition of fewer moves, but we are also seeing less new owner resigns which is something we are working on. As I mentioned earlier, we feel very good that retail RMR cancellations have remained level while our total retail RMR has increased.

In the third quarter of 2006, our Network Multifamily unit reported attrition of 8.3% compared to 6.6% in 2005, calculated on a trailing twelve month basis and excluding any impact from Hurricane Katrina reactivations and cancellations.  As I noted to everyone in our last call, Network has had more contracts coming up for renewal in 2006 than it did in 2005 and we expect continuation of unfavorable year over year comparisons in the fourth quarter.  However, we are diligently working to improve attrition results for Network and we have confidence management there has it going in the right direction.

In summary, the biggest part of our company, our retail business, continues to execute well and to deliver results consistent with our strategy.

For now, I will turn the call over to Darius and we will both take your questions following his comments.

[Darius Nevin]: Thank you Richard and good morning!

I would like to start out by noting that the third quarter of 2006 started and ended after our adoption of push down accounting in Feb. 2005.  Thus, our financial results in the third quarter of 2006 and in the third quarter of 2005 can be compared with no accounting qualifications required.   Please note, though, that Y-T-D comparisons included in our press release and in our public filings must still be viewed with the qualification that pre-and post push down amounts may not be comparable.

In the third quarter of 2006, we realized monitoring and service revenues of $62.2 million, an increase of about $700,000 or 1.1% over last year’s third quarter.  We are pleased to be reporting a small but meaningful increase.  The increase in monitoring and related revenues from our Protection One Monitoring unit more than offset decreases at Network Multifamily.

Total revenue in the third quarter of 2006 increased 3.0% to $67.6 million largely because of a $1.3 million increase in Other Revenue.  Other Revenue consists of sales of burglary, CCTV, fire, and card access systems to commercial customers, as well as amortization of previously deferred revenue from system sales to residential and commercial customers.  The increase arises from approximately $900,000 more amortization of previously deferred revenue and from an increase in outright commercial sales in the third quarter of 2006 compared to the third quarter of 2005.

Monitoring and related services gross margin in the third quarter declined to 70.5%, compared to 71.4% achieved one year ago.  Service labor, parts and fuel costs in the quarter were higher than in 2005.

Third quarter 2006 gross profit from Monitoring & Service activities was $43.9 million, though, the same as we earned in last year’s third quarter.

We spent $15.4 million on G&A in the third quarter of 2006 compared to $15.8 million on G&A in the third quarter of 2005.  Please note that our G&A expense in 2006 includes approximately $273,000 of non-cash amortization of stock compensation expense pursuant to our adoption of SFAS 123R, indicating that our efforts to control costs are delivering results.

For more disclosure on our recognition of Other Revenues, Other Costs of Revenues, and Selling Expenses, please check the “Segment Reporting” note of our financial statements and the “Revenue and Expense Recognition” discussion in the MD&A section of our Form 10-Q for our September 30, 2006 quarter that we will file on Tuesday.

In the tables of those sections, we will indicate that in the quarter just ended, we invested $7.9 million in new accounts and rental equipment, net, and expensed a net $7.6 million.  In the same period of 2005, we invested $7.1 million in new accounts and rental equipment, net, and expensed a net $6.6 million.   On a consolidated basis, we created $589,000 of RMR in the third quarter of 2006 and, one year earlier, created $512,000.

Turning our attention back to the income statement, our operating income for the third quarter of 2006 was $6.0 million compared to $5.3 million in the comparable period one year ago.

Net interest expense for the third quarter of 2006 was $9.6 million and included $1.6 million of non-cash amortization of debt costs and discounts.  Net interest expense in the third quarter of 2005 was $7.5 million and included $1.2 million of non-cash amortization of debt costs and discounts.

Our cash interest in the third quarter of 2006 was approximately $8.3 million compared to $6.2 million cash interest expense in the same period in 2005, as a result of higher debt levels after we paid a dividend as a result of higher interest rates.

Turning now to adjusted EBITDA, in the third quarter of 2006, we delivered adjusted EBITDA of $21.1 million, down slightly from $21.5 million earned in 2005.  While monitoring revenues were modestly better year over year, as previously noted, direct monitoring and service costs were higher and we incurred more net expenses creating more retail RMR.  These creation-related expenses exclude related amortization of amounts previously deferred, in connection with creating retail RMR.

Our debt, including capital leases, at the end of September was $410.7 million, or 20.6X RMR.  Our senior secured credit facility accounted for $298.5 million of that total.  Cash and cash equivalents as of September 30, 2006 totaled $20.5 million.  Net of cash, our leverage is at a comfortable multiple of 19.6X RMR.

Now we’d like to open the call for your questions.

[Toby Lewis-Blackstone]: Just very quickly—hoping to get a little more color.  I don’t think the numbers have moved that material but it seemed at first blush running through the attrition figures they have gone up ever so slightly top to bottom. Wondering if there is anything unique or anything new to be concerned about there from prior quarters?

[Richard Ginsburg]: No, I think October was a pretty good attrition month already.  The summer months are always hard to predict what’s going on.  I don’t think there’s anything dramatic there.  At this moment there’s really nothing to worry about.  We’re at the point with attrition where we’ve brought it down so much that getting it down a little more is challenging, but I don’t think that’s a concern.  Darius, I don’t know if you want to comment any further?

[Darius Nevin]: I totally agree with that.  Year-to-date, we’re having a very good attrition year, and as Richard noted, it’s really tough in the summer to know exactly where that’s going to come out, and there was perhaps a little more competition out there.  Those of you who follow our industry know that there are these summer selling programs that might have had a slight impact on our attrition, but I think it would take a bit more movement for us to be concerned that we’re still not on a gradual decrease of our overall rates of attrition.

[Toby Lewis]: OK great, thank you.

[End of call]